Exhibit (d)(3)

CONFIDENTIALITY, NON-DISCLOSURE AND NON-SOLICITATION AGREEMENT

This Confidentiality & Non-Disclosure Agreement (“Agreement”) is made and entered into as of May 1, 2013 (“Effective Date”), by and between Verenium Corporation, a Delaware corporation located at 3550 John Hopkins Court, San Diego, CA 92121 (“Verenium”), and BASF Corporation, a Delaware corporation with a principal address at 100 Campus Drive, Florham Park, New Jersey 07932 (for notice purposes, Attention: General Counsel)  (including its Affiliates, “Company”), individually known as a “Party” and collectively known as the “Parties”.

Verenium intends to disclose to Company certain of its Confidential Information as Verenium deems necessary in order for the Company to evaluate a potential transaction of mutual interest (the “Purpose”).  In consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.              “Confidential Information” shall mean the Purpose (including the contemplated transaction), identity of, and any discussions or negotiations between, the Parties, existence of this Agreement, and any and all information whether in oral, written, graphic or electronic form, including but not limited to, data, know-how and any and all subject matter (whether patentable or not, including without limitation any derivatives thereof) pertaining to Verenium’s research, financial data, sales information, inventions, development, materials, technology, trade secrets, work in process, marketing, business plans, regulatory information and strategies, scientific, engineering and/or manufacturing processes or equipment, protocols, assays, strains, compounds, genes, gene pathways, enzymes, peptides, the commercial applications of genes, gene pathways, enzymes, peptides, accessing microbial diversity, manipulating and modifying genes and gene pathways, identifying bioactive compounds through recombinant techniques and any other elements of Verenium’s business which Verenium considers to be of value, including its present or future products, projections, sales, pricing, customers, employees, investors and contractual relationships.

2.              Subject to the provisions of paragraphs 3 and 4 of this Agreement, (i) Company, as recipient of Confidential Information from or on behalf of Verenium, shall use such Confidential Information solely for the Purpose and for no other purpose or use, and (ii) Company shall not disclose to any third party any Confidential Information received from or on behalf of Verenium hereunder.  Upon discovery of any loss or unauthorized disclosure of Confidential Information, Company shall immediately notify Verenium.

3.              Company agrees to treat Confidential Information received from or on behalf of Verenium, with at least the same degree of care that Company uses to protect its own Confidential Information. Company shall only disseminate Confidential Information to such of its Representatives with a special need to know for carrying out the Purpose of this Agreement.  In addition, Company hereby agrees that such Representatives shall be informed of the confidential and proprietary nature of the Confidential Information received and that such Representatives shall be bound by the terms hereof or subject to confidentiality and non-use obligations no less restrictive than those set forth herein.  Company shall be liable for any disclosure or use of the Confidential Information by its Representatives in a manner not authorized by this Agreement.  “Representative” means any employee, consultant, contractor, officer, agent, advisor, and/or director of a Party.  “Affiliate” for purposes of this Agreement shall mean any one or more business entities which are: (a) owned or controlled by, (b) owning or controlling, or (c) under common control with a Party at the time in question.  Ownership, direct or indirect, of more than fifty percent (50%) of the voting stock or other equity interests of an entity ordinarily entitled to vote in the election of directors or similar governing body of an entity shall, without limitation, constitute ownership or control thereof.

4.              The Company shall have no obligations to Verenium with respect to the use of such information, or disclosure to others not party to this Agreement, of such information which:  (a) prior to disclosure was rightfully known to or in the possession of Company as evidenced by Company’s competent written records and not subject to any confidentiality or non-disclosure obligations or restrictions; (b) is or becomes publicly known during the time period in which Company’s duties and obligations hereunder extend, through no fault, unauthorized act or omission of Company or its Representatives; (c) was provided without restriction on disclosure by a third party who had the lawful right to make such disclosure and where such disclosure was not in violation of any obligation, contractual or otherwise, owed by such third party to Verenium; (d) is rightfully and in good faith developed by Company independently of any disclosures made under this Agreement, as evidenced by Company’s competent written records; or (e) is required by applicable law, regulation or bona fide legal process to be disclosed by Company, provided, however, that Company takes all reasonable steps to restrict and maintain the confidentiality of such disclosure (including, without limitation, seeking a protective order or confidential treatment thereof, as the case may be), and provides reasonable prior written notice to Verenium of the requirement to disclose such information and the specific disclosure(s) proposed to satisfy such law(s), regulation(s) or legal process(es).

5.              Confidential Information shall not be reproduced by Company in any form except as required to accomplish the intent of this Agreement.  Any reproduction of any Confidential Information by Company shall remain the property of Verenium unless otherwise authorized in writing by Verenium.

6.              Company agrees, upon request, to promptly return or destroy all items relating to Confidential Information, including but not limited to, all materials, written materials, drawings, data and records provided or otherwise made available by Verenium, and all copies (in any form) thereof, with a certificate of compliance with the foregoing, executed by an appropriate officer of Company within 30 days of such request, provided that the Company may maintain a single copy of such Confidential Information within its Legal Department for archival purposes.  Notwithstanding the return or destruction of Confidential Information, Company and its Representatives shall continue to be bound by the obligations hereof.

7.              All right, title and interest in and to Confidential Information shall be retained by Verenium and nothing in this Agreement shall be construed as granting any license or right under any patent or other intellectual property rights, or other rights, or representing any commitment by either Party to enter into any additional agreement, by implication or otherwise, or creating any partnership, joint venture or agency relationship. All Confidential Information provided hereunder is provided “AS IS” and without any warranty, express, implied, or otherwise, regarding its accuracy or performance.  Verenium shall have no liability to Company of any nature or kind whatsoever, directly or indirectly, resulting from or arising out of the reliance or use by Company of any Confidential Information.

8.              Company acknowledges that it is aware, and will advise its Representatives who are informed of the Purpose or who review Confidential Information, of the restrictions imposed by the United States securities laws on the purchase or sale of Verenium’s securities by any person who has received material, non-public information about Verenium and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

9.              During the one-year period commencing on the date of this Agreement (the “Standstill Period”), neither the Company nor any of its Representatives will, in any manner, directly or indirectly (except to the extent agreed by Verenium): (a) make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of Verenium or any securities of any subsidiary or other Affiliate of Verenium, in excess of five (5) percent of the outstanding securities of any such company (with any such acquisition, regardless of size, only being made at such time as neither the acquiring party nor any of its Affiliates is in possession of material, non-public information about Verenium), (ii) any acquisition of any assets of Verenium or any assets of any subsidiary or other Affiliate of Verenium, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving Verenium or any subsidiary or other Affiliate of Verenium, or involving any securities or assets of Verenium or any securities or assets of any subsidiary or other Affiliate of Verenium, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of Verenium; (b) form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of Verenium; (c) act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of Verenium; (d) take any action that might require Verenium to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this sentence; (e) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause “(a)”, “(b)”, “(c)” or “(d)” of this sentence; (f) assist, induce or encourage any other person or entity to take any action of the type referred to in clause “(a)”, “(b)”, “(c)”, “(d)” or “(e)” of this sentence; or (g) enter into any discussions, negotiations, arrangement or agreement with any other person or entity relating to any of the foregoing.  The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement.  Notwithstanding the foregoing, (i) the Company and its Representatives shall not be precluded from submitting a topping or other offer or otherwise participating in any process not initiated by the Company or its Affiliates or Representatives in which the securities or assets of Verenium or any subsidiary or other Affiliate of Verenium are for sale or are being or have been sold, and (ii) upon filing for protection under US Bankruptcy laws by Verenium or any subsidiary or Affiliate of Verenium the restrictions of this paragraph 9 shall be void and of no further force or effect with respect to the filing entity.

10.       This Agreement shall constitute the entire understanding between the Parties with respect to the subject matter hereof and may be modified only in writing and signed by both Parties; provided, however, that any restrictions set forth on the Company or its Affiliates in any previous confidentiality or non-disclosure agreements between the Parties or their Affiliates shall remain in place for the periods set forth in any such agreements.  If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  This Agreement, and rights and obligations hereunder, shall not be assigned.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns, personal representatives, executors and administrators.

11.       Company acknowledges that its breach of this Agreement will cause irreparable damage to Verenium and hereby agrees that Verenium shall be entitled to injunctive relief under this Agreement for such breach or threatened breach as well as such further relief as may be granted by a court of competent jurisdiction.

12.       This Agreement shall commence as of the Effective Date and shall terminate one (1) year thereafter, unless earlier terminated upon 30 days written notice to the other Party; provided, however, that the duties set forth in paragraphs 9 and 13 shall survive for the periods set forth in paragraphs 9 and 13 and the Company’s duties and obligations to protect Confidential Information disclosed during the term (or any extension) of this Agreement shall survive the termination or expiration of this Agreement for a period of five (5) years.  Notwithstanding the foregoing, Company’s duties and obligations to protect a trade secret disclosed hereunder shall survive the termination or expiration of this Agreement indefinitely.

13.       During the one-year period commencing on the date of this Agreement (the “Non-Solicitation Period”), Company shall not, nor shall it permit its Affiliates or Representatives, to: (a) hire any employee of Verenium or enter into a contract with any employee of Verenium to provide services to Company (or any of its Affiliates), in each case involving an employee of Verenium with whom Company has contact as a result of this Agreement or discussions relating to a possible transaction between the Parties, without obtaining the prior written approval of Verenium, or (b) directly or indirectly, induce or attempt to induce or otherwise solicit, counsel, discuss, advise or encourage any such employee to leave or otherwise terminate such employee’s relationship with Verenium; provided, however, that the foregoing provisions of this paragraph 13 shall not apply to any employee of Verenium who was previously terminated by Verenium or who responds to a general solicitation or advertisement regarding employment with Company or its Affiliates.  The expiration of the Non-Solicitation Period will not terminate or otherwise affect any of the other provisions of this Agreement.

14.       All notices or reports permitted or required under this Agreement shall be in writing and shall be delivered by personal delivery, electronic mail, facsimile transmission or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, five (5) days after deposit in the mail, or upon acknowledgment of receipt of electronic or facsimile transmission.  Notices shall be sent to the addresses set forth at the beginning of this Agreement or such other address as a Party may specify in writing to the other Party.  Each Party represents and warrants that it has the authority to undertake the obligations set forth in this Agreement without breaching or violating any contractual or statutory obligation owed to another.  This Agreement shall be construed in accordance with the laws of the State of California without regard to its conflict of laws principles.

ACCEPTED AND AGREED as of the date first written above.

BASF CORPORATION		Verenium Corporation

By:	/s/ Fried-Walter Münstermann	By:	/s/ Jeffrey G. Black
	(signature)		(signature)
Name:	Fried-Walter Münstermann	Name:	Jeffrey G. Black

Title:	Executive Vice President and Chief Financial Officer	Title:	Chief Financial Officer